Management Employment Agreement

This Management Employment Agreement (hereinafter referred to "AGREEMENT" is entered into and effective on the 1st day of January 2006, between Lantis Laser Inc., a corporation organized under the laws of the State of Nevada (hereafter the "COMPANY") and Craig B Gimbel DDS, an individual (hereinafter referred to as ''EMPLOYEE")

Whereas, the COMPANY is in the business of developing, manufacturing and selling various dental devices and desires to employ EMPLOYEE for the purpose of managing and advancing the business interests of the COMPANY by innovation and full- time directed efforts; and

Whereas, the COMPANY desires to preserve trade secrets, customer names, actual and proposed developments, pricing and financial information and other matters which in the course of his employment, EMPLOYEE is expected to have access to; and

Whereby, the COMPANY desires to advance its competitive position by reserving rights to inventions managed and made by its EMPLOYEES;

Now, therefore, the parties agree as follows:

1. Definitions

1.1 "Employment" means the period during which the EMPLOYEE is employed by the COMPANY and extends from the effective date of this Agreement to the last day for which EMPLOYEE receives compensation from the Company as a full-time employee.

1.2 "Termination" means the last day of employment of the EMPLOYEE by the COMPANY irrespective of the reason for termination and whether voluntary or involuntary on the part of the EMPLOYEE.

1.3 "Innovations" means inventions, procedures, techniques, licenses or other patented technology or know-how which relate to the business or contemplated business of the COMPANY, that EMPLOYEE has access to during Employment.

2. General Duties

2.1 EMPLOYEE agrees to use his best efforts to promote the financial, technical and competitive position of the COMPANY throughout the Employment in those areas of responsibility set forth in the Job Description (attached hereto as Exhibit A) and in those areas designated as responsibilities of all employees.

2.2 EMPLOYEE agrees not to engage in any other employment or business venture during the Employment without the written consent of the COMPANY, which consent shall not be unreasonably withheld.

3. Compensation

3.1 As compensation for the services to be rendered by EMPLOYEE hereunder, COMPANY agrees to pay EMPLOYEE a monthly salary of Six Thousand Six Hundred and Sixty Seven Thousand Dollars (US) ($6,667.00) payable on the 25th day of each month during the Employment, prorated for any partial period.

3.2 The EMPLOYEE shall have the right to take the salary in COMPANY shares issued by the COMPANY at a price equal to the last price at which shares were issued to investors within the previous 12 months and not to include warrants or if after 12 months at a 50% discount to the average bid price of the stock for the prior 30 days.

3.3 The salary stated in this Agreement shall be reviewed, determined and adjusted by the Board of Directors and/or its Compensation Committee as the Company progresses through development into an operating company.

3.4 As additional bonus the Company shall pay the Employee an annual bonus as determined by the Compensation Committee.

3.5 As additional compensation, COMPANY shall provide one month paid vacation each year during the EMPLOYMENT. Said vacation time shall be considered earned from the effective date of this Agreement, and on each anniversary of this Agreement thereafter during the Employment. Fifty percent of unused vacation days can be carried forward each year.

3.6 As additional compensation, the COMPANY shall secure and provide health insurance for EMPLOYEE and his dependents at Companies sole expense during the period of Employment, and for 90 days following termination.

3.7 As additional compensation, COMPANY shall reimburse EMPLOYEE for allowable expenses, such as, but not limited to purchases, meals, supplies, mileage, entertainment and gifts. EMPLOYEE shall provide COMPANY with a written monthly expense journal, together with all receipts, and COMPANY reserves the right to disallow any expenses not directly and obviously related to its business interests.

4. Term & Termination

4.1 The term of this Agreement shall be three years from the effective date above, unless terminated in writing by both parties or unless terminated for cause as outlined in 4.2 below.

4.2 COMPANY reserves the right to terminate this Agreement at its sole discretion immediately if the EMPLOYEE is found to be grossly negligent in his duties as set forth herein. Gross negligence includes, but is not limited to, willful failure to appear at work without notice; alcohol or drug use on the job; willful misrepresentation or omission of pertinent information to the COMPANY or its customers; theft, arson or any crime which could have a material negative impact on the COMPANY; willful violation of Non-Disclosure Agreements, including that agreement set forth herein in Section 6; 3 breach of any condition set forth herein; and repeated misconduct not corrected within thirty days of written notice of such misconduct from the COMPANY.

5. Development of Innovation

5.1 EMPLOYEE agrees to keep complete and accurate records of all such Innovations and applications to date and have witnessed all such records in an appropriate manner, as designated by the COMPANY. EMPLOYEE further agrees to disclose all Innovations promptly and fully to the COMPANY.

5.2 EMPLOYEE agrees to, and hereby does, assign to the COMPANY each Innovation and agrees to execute and deliver to the COMPANY, promptly upon request, whether during or subsequent to Employment, all proper documents as the COMPANY may reasonably deem necessary or desirable to obtain patent, copyright, or other legal protection in the United States and elsewhere and to vest legal ownership thereof in the COMPANY.

5.3 EMPLOYEE agrees to promptly disclose and assign to the COMPANY any Innovation made by him within one year subsequent to Termination, provided, however, such disclosure and assignment shall be limited to inventions directly related to (a) activities in which the EMPLOYEE was engaged during the Employment or (b) activities of the COMPANY or any of its suppliers or customers, considered by the COMPANY to be of a confidential nature and to which the EMPLOYEE acquired information during the Employment.

6 Non-Disclosure and Non-Compete

6.1 EMPLOYEE agrees that be will during the Employment and for a period of 2 years subsequent to Termination, maintain in secrecy any information acquired by the Employee during the Employment concerning finances, business procedures, licensing information, names and lists of customers, trade secrets and innovations relating to any of its customers or suppliers or other matters of a confidential nature or which are designated by a representative of the Company to be among those matters to be regarded as confidential.

6.2 EMPLOYEE acknowledges that the relationships between the COMPANY and its customers and suppliers, and prospective customers and suppliers, are confidential, whether or not evidenced by a written instrument, and that the COMPANY is under certain obligations to refrain from making use of or revealing information gained from or resulting from work done for its customers or by its suppliers and the Employee agrees to and hereby adopts all such obligations of the Company as his own.

6.3 EMPLOYEE further agrees, upon Termination, to deliver to the COMPANY all property of the COMPANY including all originals and copies of documents and photographs, prototypes, tools, supplies and all other property of the COMPANY of every kind. The EMPLOYEE agrees that all documents relating to the COMPANY, whether or not originated by the EMPLOYEE, are the property of the COMPANY.

6.4 EMPLOYEE acknowledges that during the Employment he can reasonably expect to acquire information, which if applied to a competitive endeavor would be harmful to the COMPANY. Accordingly, the EMPLOYEE agrees that for a period of 2 year subsequent to Termination, he will not engage in any activities directly competitive to the activities or business interests of the COMPANY or advise or be employed by any company or other entity engaged in the design, manufacture or sale of products or services of the kinds performed, made or sold by the COMPANY during the Employment. This prohibition of competitive activity is limited to the geographical areas in which the COMPANY shall have done business during the Employment and those areas, which, at the time of Termination, the COMPANY has specific genuine intention to do business.

6.5 The EMPLOYEE acknowledges that the provisions of this Agreement may, for a limited period subsequent to Termination result in a decrease in earning capacity. However, the Employee represents that he has demonstrated abilities to earn income from non-competing business activities with the COMPANY and has accepted the restrictions imposed here as a result of his considered judgment of the benefits that may accrue from the Employment.

6.6 EMPLOYEE, asserts and affirms that he: (a) has read and understood each provision of this Agreement; (b) undertakes to perform each duty hereunder without reservation of any kind; and (d) is aware that the provisions herein can cause, for a limited time, a diminution of income and limit the scope of business opportunities.

7. Representations & Warranties

EMPLOYEE warrants that he is under no obligation to any other entity that would in any way conflict with any obligation of the EMPLOYEE hereunder. EMPLOYEE further warrants that he will not disclose to the COMPANY any information with respect to which the EMPLOYEE is under any obligation of confidentiality.

8. Applicable Law

This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada.

9. Entire Agreement

This Agreement supersedes and replaces all former agreements or understandings with respect to the subjects matter hereof.

10. Severability

If any provision hereof is determined to be invalid or unenforceable, the remainder of this Agreement shall be unaffected thereby and shall be enforceable against either party.

11. Binding Effect

This Agreement shall inure to the benefit of any successor, assignee or nominee of the COMPANY as fully as if it had been an original party hereto.

12. Execution

This Agreement may be executed in several counterparts, each of which shall be deemed an original and together shall constitute one Agreement.

13. Effect of Headings

Headings in this Agreement are for reference only and do not form a part of this Agreement, and shall not in any way effect the interpretation hereof.

14. Waiver

The failure to enforce provision of this Agreement shall not be construed as a waiver of any such provisions and shall not prevent a party thereafter from enforcing this or any other provisions of this Agreement.

15. Notices

Notices required or permitted by this Agreement are deemed received when delivered in person to either party or 48 hours following deposit in the U.S. mail (Certified). Notices should be delivered in person by the EMPLOYEE to his immediate supervisor or any member of the Board of Directors. Notices should be delivered in person by a representative of the COMPANY to the EMPLOYEE at his normal work place during normal working hours. If by mail, Notices should be sent to:

To Company: Lantis Laser Inc.

11 Stonebridge Ct., Denville, NJ 07834

To Employee: 11 Stonebridge Ct., Denville, NJ 07834

In witness hereof the parties have executed this Agreement on the date first above written.

For The COMPANY: /s/

Lantis Laser Inc. Stanley B Baron, Director

For the EMPLOYEE: /s/ Craig B Gimbel

Title: Executive Vice-president Clinical Affairs